Exhibit 99.6

Global Corporate Services (GCS) Jim Wilson Global Executive Managing Director Global Corporate Services November 17, 2010

GCS Overview First Client – Baxter in 1990 300+ Clients (Approximately 80 Fortune 100) Approximately 70 “Strategic Accounts” ± 90% retention for prior 5 years Approximately 12,000 GCS associates Approximately 24,000 Properties Approximately $20 billion of client Opex under management Approximately 65 Countries Approximately 2/3 of contracts are multi-service 1. Large Real Estate Occupiers Corporations Healthcare Systems Government Agencies 2. Global Full Service Offering Transaction Management Facilities Management Project Management Strategic Consulting 3. Contract Business 3 to 5 Year Contracts with renewable term “Cost Plus” with Performance Fees Customized Solutions High renewal rate

Primary Value Proposition 5.03 Average Value to Fee Client Endorsed Value CBRE Fee Reduce occupancy related expenses Annual Opex Typically 4% - 5% of Revenue Typically 2nd Largest Expense Depr/Amort 15% Payroll 7% Utilities 15% Insurance 4% RE Tax 8% Rent 32% Repairs 8% Contracts 11%

Market Trends Outsourcing is broadly recognized as the better service model Consistent value and service track record Achieved critical scale and capability Economic conditions drive self-providers to evaluate outsourcing Centralization and globalization of the corporate real estate function Competitive pressures to globalize business Heightened regulatory requirements driving need for tighter controls Rationalization of service providers Multi or full service vs. single-service solutions Global vs. regional solutions Demand trends favor global, full service firms!

RFP Activity (YTD 3Q) 159 54 28 45 26 68 61 Up 45% Up 93% Up 69% Up 11% 230 RFP volume is a leading growth indicator 0 50 100 150 200 250 Total RFPs Received Global RFPs Multi-Service Line RFPs New Wins 2009 2010

Growth Equation Today $1B 2015 $2B Illustrative Purposes Only Revenue Keep Grow Win Win...Keep...Grow! New Clients ("Win") Service Line & Geographic Expansions with Exisiting Clients ("Grow") Existing Base of Renewable Business ("Keep")

Growth Drivers Term Services Geography Industry Asset Class 12 MSF Full Service Global Renew and extend term Win/expand into new service lines Win/expand into broader geography Penetrate new and emerging markets Win/expand into new asset types 52,000 Cell Towers ground sites Facilities Management-lite US & Puerto Rico 5.1 MSF Facilities Management Chicago 11.9 MSF Mobil Maintenance Western US 70 MSF Transaction Management & Consulting Global Global, full service platform provides 5 growth avenues

Growth Results (YTD Q3) Win 100%* Contract Renewal Rate 71%** Target Market Win Rate 24 Overall Renewals 19 Overall Expansions *Based on the GCS “Strategic Accounts” 45 New Contracts **Formula: Keep & Grow Total Revenue Won Total Revenue Pursued

GCS Strategy 5.03 Average Value to Fee Strategy Develop and apply our global, full service platform Leverage our industry leading scale to deliver proprietary value to clients Retain, recruit, develop, and reward the industry’s best talent 1 2 3 To be the industry’s Best Value & Service Provider Client Satisfaction 3.24 Out of 4

Competitive Advantage Service & Value Performance Track Record Buyer Criteria Advantages Service & Value Track Record Mitigate Performance Risk Great Talent Subject Matter Expertise Innovation & Best Practices Industry leading brand; Client Satisfaction Regarded as the “safe” choice Talent Management Focus Global, full service platform Ability to invest in the business